MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

August 3, 2009

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

Re:       ASIA DOCUMENT TRANSITION, INC.

We were previously the principal accountants for Asia Document Transition, Inc. and we reported on the consolidated financial statements of Asia Document Transition, Inc. for the period from inception, April 13, 2006, to March 31, 2009.  As of July 28, 2009, we were not engaged as the principal accountants for Asia Document Transition, Inc.  We have read Asia Document Transition, Inc.’s statements under Item 4 of its Form 8-K, dated August 3, 2009, and we agree with such statements.

For the most recent fiscal period through to July 28, 2009, there has been no disagreement between Asia Document Transition, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada

6490 West Desert Inn Road, LAS VEGAS, NEVADA 89146 (702) 253-7499Fax: (702)253-7501